Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154
563-238-5555 · www.homelandenergysolutions.com

June 2013

New directors named to Homeland board

Keith Eastman was elected as a new member of the Homeland Energy Solutions Board of Directors at the company's annual meeting in April.

Pat Boyle and Chad Kuhlers were each re-elected, with Boyle later voted to serve as board chairman. Steve Eastman was also appointed to the HES Board by Steve Retterath.

"As reported at the annual meeting, Homeland Energy is positioned for the future with its long-term debt being paid off in November 2012. This has solidified the company for tough economic times and helps embrace the company for more prosperous times," Boyle said.

Other board members include: Steve Retterath, Bernard Retterath, Robert Sieracki,Leslie Hansen, Maurice Hyde (vice chairman), Christine Marchand (secretary) and Mathew Driscoll.

Also at the April meeting, two different proposals were voted on regarding changes to the company's operating

Continued on Page 3



K. Eastman



S. Eastman



Boyle



Kuhlers



S. Retterath



B. Retterath



Sieracki



Hansen



Hyde



Marchand



Driscoll



Bin construction ahead of schedule

Readers may recall that at the beginning of 2013, HES entered into a contract with Buresh Building Systems of Hampton to build a 1,029,000 bushel Sukup grain bin. If you have driven past the plant over the last month it was hard to not see the "big silver can" growing on a daily basis. We are happy to report that the construction of the bin itself is complete. The bin contains twenty 4-foot rings and at the peak it is 111 feet tall. Even more impressive is the 135-foot girth. With such a large inventory of corn in this bin, HES will closely monitor the quality of the corn through temperature cables and have the ability to aerate and draft or power exhaust the head space above the corn. Furthermore, to accurately measure the inventory in the bin, we will be using four state-of-the-art 3D level transmitters.

The project itself is tracking ahead of schedule and on budget. Now the much more time-consuming mechanical and electrical construction phases take place. The plan all along was to have the bin ready to go for harvest and new crop corn, but now we may have a chance to put in some old crop if the opportunity presents itself.

— Kevin Howes, plant manager

Higher commodity prices boost 1st quarter profits

The first quarter of 2013 saw an increase in commodity prices over the same time period in 2012. Ethanol, distillers grains, and corn all saw higher prices across the board in early 2013. From Homeland's perspective, favorable operating margins were the result of the increase in revenues outweighing the related increase in costs.

Homeland recorded a net profit of $2,478,297 ($27.40/share) during the first three months of 2013. This is compared to a net profit of $1,645,659 ($18.20/share) over the same time period in 2012. The favorable operating margins were underscored by the fact that Homeland actually sold fewer gallons and tons during the first three months of the current year than it did during the previous year. This reduction in gallons and tons sold was the result of an effort to increase yield and overall efficiencies in production.

Many investors may take note of the increase in long-term liabilities during the first quarter of 2013. This increase is related to our revolving line of credit for operations, and was the result of the timing of shipments and receipt of payments associated with the month-end accounting process. I am happy to say that at the time of this newsletter Homeland has zero debt balance with our lending institution.

Highlights of the financial results are printed below. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke,
Chief Financial Officer
Homeland Energy Solutions

INCOME STATEMENT			
		Quarter Ended 3/31/13	Quarter Ended 3/31/12
Revenue	$	97,975,795	92,011,614
Cost of Goods Sold		94,817,826	89,644,605
Operating Expenses		717,414	772,408
Operating Income		2,440,555	1,594,601
Other Income (Expenses)		37,742	51,058
Net Income	$	2,478,297	1,645,659
Net Income Per Unit	$	27.40	18.20

BALANCE SHEET						
		3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Current Assets	$	22,195,876	17,402,396	17,665,670	22,923,994	22,606,784
Property & Equipment		118,483,452	121,150,465	123,315,020	125,739,327	128,500,431
Other Assets		3,488,115	3,294,307	3,816,724	3,549,053	3,186,627
Total Assets	$	144,167,443	141,847,168	144,797,414	152,212,374	154,293,842
Current Liabilities	$	4,713,108	11,268,793	9,487,823	10,935,490	23,738,453
Long-term Liabilities		7,602,421	1,268,793	6,246,488	9,746,488	246,488
Total Members' Equity		131,851,914	129,373,617	129,063,103	131,530,396	130,308,901
Total Liabilities & Equity	$	144,167,443	141,847,168	144,797,414	152,212,374	154,293,842
Book Value per membership unit	$	1,458	1,430	1,427	1,454	1,441

Calling Big Oil's bluff: Anti-RFS rhetoric is nothing more than industry excuses

I grew up in Iowa and witnessed E10, or fuel made with 10 percent ethanol, enter the marketplace. I watched ethanol displace methyl tert-butyl ether (MTBE) in California, the Northeast and then nationwide. And as crude oil prices continued their inexorable march from $20 per barrel to more than $100, I've seen E10 become the ubiquitous fuel in our nation. What does each of these things have in common? The oil industry said they couldn't be done, and they were wrong.

Not surprisingly, Big Oil is back to its old tricks, this time trying to convince Congress and the Environmental Protection Agency that the Renewable Fuels Standard (RFS) cannot work and should be eliminated.

To combat Big Oil's monopoly on transportation fuels, the RFS requires refiners to gradually increase the amount of renewable fuels available to consumers over time. However, refiners now say it cannot be done. Once again, they are wrong.

We call this the Big Oil Bluff.

The Big Oil Bluff claims that blends above 10 percent ethanol cannot be sold — the so-called E10 blend wall. So, as the RFS increases, oil refiners can't use more ethanol, and instead have no choice but to artificially reduce U.S. fuel supplies to meet the RFS percentage.

The Bluff's logic maintains that less gasoline would spike prices and the threat of high gas prices would serve as the justification necessary for Congress or the EPA to eliminate the RFS.

There's just one problem. The central argument of the Big Oil Bluff is the existence of a real E10 blend wall. However, the E10 blend wall does not exist. Increasing consumer access to lower-cost E15 and E85, 15 percent and 85 percent ethanol respectively, solves the problem.

Yet, Big Oil has not worked to expand consumer access to these fuels. In fact, the oil industry has engaged in a relentless effort to obstruct the introduction of E15 and undermine the RFS at every turn. Big Oil is attempting to erect a bogus blend wall, brick by brick, to protect its virtual monopoly over the transportation fuel marketplace.

So just what are some of the many bricks of Big Oil's bogus blend wall?

• Oil refiners use branded contracts to prevent "independent" retailers from selling blends above E10. • Oil refiners use their petroleum distribution monopoly to limit retailer/consumer fuel choice by refusing to make available the proper gasoline blendstock for E15. • The oil industry uses trumped up anti-E15 automotive studies to undermine consumer confidence in E15. • Anti-E15 lawsuits, legislation and third-party advocacy seek to reverse the EPA's approval of E15 and are designed to delay retailers from offering their customers the option of E15. • The oil industry attempts to scare retailers and consumers with exaggerated liability and warranty threats.

The oil companies' systematic attack on higher ethanol blends is proof positive they never intended for the RFS to work. The simple truth is that if Big Oil would simply get out of the way and stop trying to build a bogus blend wall, there would be no problem.

Today, the Iowa Renewable Fuels Association urges Congress and the EPA to call the Big Oil Bluff. Do not reward the counterproductive actions and inactions of Big Oil with regard to RFS compliance. To do so would reward bad behavior, undermine the most successful energy policy on the books and turn back the clock on our energy security gains.

The RFS is not, and should not be, about accommodating the highest-profit scenario for refiners to the detriment of consumers. Oil and gas are vital components of an "all of the above" energy policy, but so are domestic renewable fuels. The RFS has begun to crack open the door of the petroleum monopoly to allow consumers access to alternatives. Additional choices and competition at the retail level are good for consumers.

Ethanol is cheaper, cleaner and higher performing than gasoline. That is why Big Oil is desperately trying to shut the door on E15. Big Oil knows that on a level playing field, it cannot compete with ethanol. Call the Big Oil Bluff.

— Monte Shaw
Executive Director,
Iowa Renewable Fuels Association

Annual meeting recap ... continued from Page 1

agreement. The first, a housekeeping issue to meet legal requirements, was passed. Proposal 2, which would have restricted members who have the ability to appoint directors to the board from also voting with their shares in the general election of directors, failed by a narrow margin.

2779 Highway 24
Lawler, IA 52154
563-238-5555
Fax: 563-238-5557



Recognized for excellence

Congratulations to the staff of Homeland Energy Solutions for being presented with an Award of Excellence by ERI, Homeland s insurance and risk management vendor. The award is reserved for the top 10% of companies within a category. HES was recognized for being in the top 25% the year before.

Meet your team members

Rita Dunn, Environmental Manager



I'm Rita Dunn and I've been the environmental manager at Homeland for more than three years. I have always wanted to work for a company that values each of its employees, and I have found that here at Homeland. I really like that we work as a team, keep communication open at all levels, and complete job tasks in a timely manner.

I grew up in Mason City and graduated from Newman Catholic High School and UNI with a business degree. After getting married and working a few years, I decided to go back to school and received my master's of science degree in Environmental Science from MSU-Mankato. While working on my thesis after the birth of our first daughter, I worked part-time at the post office. Ten years at the USPS and two children later, I began my environmental career. I started out as the environmental coordinator for Lehigh Cement in Mason City and then worked for an environmental consultant before coming to Homeland.

Tom and I have been married more than 26 years and make our home in Mason City. Tom teaches and coaches at Newman H.S. Our oldest daughter, Meredith, 20, lives in a group home in Mason City and works for North Iowa Vocational Center (NIVC). Gabe, 19, just finished his freshman year at Augustana College in Sioux Falls and Jillian, 14, is an eighth grader at Newman, active in student council, band, choir, softball, volleyball, basketball, and track.

When I'm not attending Jillian's events, I like reading (I'm in a book club), walking, biking, gardening (flowers, not vegetables), and decorating. Tom and I are involved in several committees—Newman Booster Club, Newman Marathon Committee, Slippery Saints Mud Run, and Eastbrooke Softball Committee. We also enjoy spending time in Sioux Falls in the fall, watching Gabe play football for the Augustana Vikings.